Exhibit 99.1

Seritage Growth Properties Announces New $2.0 Billion Term Loan Facility with Berkshire Hathaway Life Insurance Company of Nebraska
– Refinances all existing debt and raises incremental capital to fund robust redevelopment pipeline –
NEW YORK – July 31, 2018 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 249 properties totaling over 39 million square feet of gross leasable area, announced today that the Company has entered into a $2.0 billion term loan facility (the “Term Loan Facility”) with Berkshire Hathaway Life Insurance Company of Nebraska.
“This new financing is a transformational step in the evolution of our Company, which we started three years ago, and positions us to further accelerate our role as a leading retail and mixed-use developer across the country,” said Benjamin Schall, President and Chief Executive Officer. “We very much appreciate Berkshire Hathaway’s confidence in our team and platform, and are energized by our growing opportunities to create lasting value for our shareholders, partners and local communities.”
The $2.0 billion Term Loan Facility, which matures on July 31, 2023, provides for an initial funding of $1.6 billion at closing (the “Initial Funding”) and includes a committed $400 million incremental funding facility (the “Incremental Funding Facility”).  Funded amounts under the Term Loan Facility bear interest at a fixed annual rate of 7.00%, while amounts available under Incremental Funding Facility will be subject to a 1.00% annual fee until drawn.
The Company used a portion of the proceeds from the Initial Funding to fully repay its outstanding mortgage loan and unsecured term loan.  Net proceeds from the Initial Funding, combined with existing balance sheet cash and the release of cash reserves held by the previous lender as of June 30, 2018, provide the Company with over $600 million of cash liquidity, in addition to access to the $400 million Incremental Funding Facility.
About Seritage Growth Properties
Seritage Growth Properties is a publicly‐traded, self‐administered and self‐managed REIT with 225 wholly-owned properties and 24 joint venture properties totaling over 39 million square feet of space across 49 states and Puerto Rico. The Company was formed and listed on the New York Stock Exchange (NYSE: SRG) in July 2015 in conjunction with the acquisition of a portfolio of real estate from Sears Holdings. Our mission is to create and own revitalized shopping, dining, entertainment and mixed‐use destinations that provide enriched experiences for consumers and local communities, and that generate long‐term value for our shareholders. The Company is headquartered in New York, NY.
Forward Looking Statements
Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Seritage undertakes no duty to update any forward-looking statements made herein.
Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com
SeritagePR@icrinc.com